Exhibit 99.1

Akero Announces Strongly Positive Histological Data

Across All Efruxifermin Dose Groups in

16-Week Phase 2a BALANCED Study in NASH Patients

48% fibrosis improvement of at least one stage without worsening of NAS across all dose groups, with a 62% response rate for the 50mg dose group

28% fibrosis improvement of at least two stages across all dose groups, with a
38% response rate for the 50mg dose group

48% NASH resolution without worsening of fibrosis across all dose groups, with a
54% response rate for the 50mg dose group

SOUTH SAN FRANCISCO, CA – June 30, 2020 – Akero Therapeutics, Inc. (Nasdaq: AKRO) today announced results of a 16-week analysis of secondary and exploratory endpoints in its Phase 2a BALANCED study of efruxifermin (EFX), formerly known as AKR-001, in patients with nonalcoholic steatohepatitis (NASH). Notably, of the 40 treatment responders who had end-of-treatment biopsies, we observed that 48% achieved at least a one-stage improvement in fibrosis without worsening of NAFLD activity score (NAS) and 28% achieved at least a two-stage improvement in fibrosis. In addition, 48% of responders achieved NASH resolution with no worsening of fibrosis. Improvements in glycemic control and dyslipidemia, as well as weight loss, were also observed across all dose groups. Treatment with EFX was generally reported to be well tolerated.

“These substantial improvements observed in multiple measures of liver health, particularly the one- and two-stage improvements in fibrosis, are extremely encouraging and among the strongest biopsy results reported in NASH to date,” said Stephen Harrison, M.D., medical director of Pinnacle Clinical Research. “I believe Efruxifermin continues to set itself apart as one of the most promising drug candidates in NASH, with impressive histology results after just 16 weeks of treatment.”

Summary of Week 16 Biopsy Endpoints1

Measure (Mean)	Placebo (N=2)		All EFX (N=40)	28mg (N=13)	50mg (N=13)	70mg (N=14)
Improvement in at least one stage of fibrosis without worsening NAS (%)[2]	0		48	46	62	36
Improvement in at least two stages of fibrosis (%)[2]	0		28	31	38	14
Resolution of NASH without worsening of fibrosis (%)[2]	50	*	48	46	54	43
Combination of improvement in at least one stage of fibrosis and NASH resolution (%)[2]	0		28	31	39	14
NAS Reduction ≥2 points without worsening of fibrosis (%)[2]	50	*	78	77	77	79

1 Secondary and exploratory histological endpoints were not powered for statistical significance

2 Liver Biopsy Evaluable Analysis Set (all patients who had Baseline and end-of-treatment liver biopsy results)

* A single placebo responder lost 25 pounds over 16 weeks (11% weight reduction)

The BALANCED study underscored EFX’s potential to address multiple important NASH comorbidities. We observed that all dose groups had mean weight loss over the 16-week study, with the 70 mg dose group achieving a statistically significant 3.7kg (about 8 pounds) reduction in body weight at Week 16. Clinically meaningful improvements in glycemic control were observed, including significant reductions in HbA1c in the 50 and 70 mg dose groups of 0.4 and 0.5, respectively. EFX also improved dyslipidemia, including significant increases in HDL cholesterol and significant decreases in triglycerides observed across all EFX dose groups.

Summary of Cardio-Metabolic Biomarkers

Measure (Mean Change From Baseline)	Placebo (N=21)	28 mg (N=19)		50 mg (N=20)		70 mg (N=20)
Body Weight (kg)[1]	+0.1	-0.3		-2.3		-3.7	*
HbA1C (%, absolute)[1]	+0.1	-0.1		-0.4	*	-0.5	**
Triglycerides (%)[1]	+8	-37	***	-45	***	-43	***
HDL Cholesterol (%)[1]	0	+32	***	+40	***	+40	***
Non-HDL Cholesterol (%)[1]	0	-20	***	-13	*	-15	**
LDL Cholesterol (%)[1]	+1	-14	*	0		-3

1 Full Analyses Set (all patients randomized into the study)

*p<0.05, **p<0.01, ***p<0.001, versus placebo

EFX was reported to be generally well tolerated. There were no deaths in the study, and there were two Serious Adverse Events, one of which occurred prior to dosing. Across EFX groups, the most frequent AEs were grade 1 or 2 gastrointestinal events, which were transient in nature. There were no discontinuations due to treatment-emergent adverse events in the 50 mg dose group and no discontinuations due to the most common adverse event, diarrhea. There were no treatment-related effects on blood pressure, heart rate or bone mineral density.

“We believe the BALANCED study data, which exceeded our expectations, demonstrate the strong potential of efruxifermin to be a foundational monotherapy for the treatment of NASH,” said Andrew Cheng, M.D., Ph.D., president and CEO of Akero. “We look forward to the continued development of efruxifermin and are working diligently to deliver this potentially leading treatment to patients. We are extremely grateful to all of our investigators and study patients, particularly given that this study cohort was completed amidst the COVID-19 pandemic.”

The BALANCED study is an ongoing randomized, double-blind, placebo-controlled study in NASH patients. The company previously reported that each of the 28, 50 and 70 mg EFX dose groups met the primary endpoint compared to placebo, with absolute reductions of 12, 13 and 14 percent of liver fat, respectively, compared with 0.3 percent for placebo, and relative reductions of 63, 71 and 72 percent, compared to 0 percent for placebo. All of these results were highly statistically significant at p<0.001.

Conference Call / Webcast Details

The company will host a conference call and webcast with slide presentation at 4:30 p.m. ET (1:30 p.m. PT) today, June 30. The webcast of the conference call will be made available on the company's website at www.akerotx.com under the Investors tab in the Events, Presentations & Webcasts section. To access the call via dial-in, please dial 1-866-652-5200 (U.S. toll free) or 1-412-317-6060 (international) five minutes prior to the start time. Following the live audio webcast, a replay will be available on the company's website for 90 days.

About NASH

NASH (non-alcoholic steatohepatitis) is a serious form of NAFLD (non-alcoholic fatty liver disease) and is estimated to affect 17 million Americans. NASH is closely linked to the obesity and diabetes epidemics seen around the world. NASH is characterized by an excessive accumulation of fat in the liver that causes stress and injury to liver cells, leading to inflammation and fibrosis, which can progress to cirrhosis, liver failure, cancer and eventually death. NASH is a leading cause of liver transplants in the US and Europe.

About the BALANCED Study

The Phase 2a BALANCED study is a multicenter, randomized, double-blind, placebo-controlled, dose-ranging trial in biopsy-confirmed adult patients with NASH. The main study enrolled a total of 80 patients. Participants were randomized to receive weekly subcutaneous doses of efruxifermin (EFX), formerly known as AKR-001, or placebo for up to 16 weeks, with safety and tolerability followed through week 20. The primary efficacy endpoint for the study is absolute change from baseline in hepatic fat fraction measured by magnetic resonance imaging – proton density fat fraction (MRI-PDFF) at week 12. Secondary measures include change from baseline in ALT at 12 weeks, the number of patients who had a decrease of ≥2 points in the NAFLD activity score (NAS) at 24 weeks and safety and tolerability measures.

About Efruxifermin

Efruxifermin (EFX), formerly known as AKR-001, is Akero’s lead product candidate for NASH, currently being evaluated in the ongoing Phase 2a BALANCED study. EFX is designed to reduce liver fat and inflammation, reverse fibrosis, increase insulin sensitivity and improve lipoproteins. This holistic approach offers the potential to address the complex, multi-system disease state of NASH, including improvements in lipoprotein risk factors linked to cardiovascular disease – the leading cause of death in NASH patients. Engineered to mimic the biological activity profile of native FGF21, EFX offers convenient once-weekly dosing and has been generally well-tolerated in clinical trials to date.

About Akero Therapeutics
Akero is a cardio-metabolic NASH company dedicated to reversing the escalating NASH epidemic by developing pioneering medicines designed to restore metabolic balance to improve overall health. The company’s lead product candidate, Efruxifermin (EFX), formerly known as AKR-001, is currently being evaluated in an ongoing Phase 2a clinical trial. Akero Therapeutics is headquartered in South San Francisco, CA. For more information, please visit www.akerotx.com.

Forward Looking Statements

Statements contained in this press release regarding matters that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding: Akero's guidance regarding its business plans and objectives for EFX, including the therapeutic potential and clinical benefits thereof, as well as the safety and tolerability of EFX and future clinical development plans; Akero's Phase 2a BALANCED clinical trial, including its initial primary efficacy results; and the potential impact of COVID-19 on patient retention, strategy, future operations and clinical trials.

Any forward-looking statements in this statement are based on management's current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. Risks that contribute to the uncertain nature of the forward-looking statements include: risks related to the impact of public health epidemics affecting countries or regions in which we have operations or do business, such as COVID-19, including potential negative impacts on Akero's employees, manufacturers, supply chain and production as well as on global economies and financial markets; the company's ability to execute on its strategy; positive results from a clinical study may not necessarily be predictive of the results of future or ongoing clinical studies; regulatory developments in the United States; and risks related to the competitive landscape. For a discussion of these and other risks and uncertainties, and other important factors, any of which could cause Akero's actual results to differ from those contained in the forward-looking statements, see the section entitled "Risk Factors" in the company's 2019 Annual Report on Form 10-K filed with the United States Securities and Exchange Commission (SEC) and quarterly reports on Form 10-Q filed with the SEC, as well as discussions of potential risks, uncertainties, and other important factors in Akero's other filings with the SEC. All forward-looking statements contained in this press release speak only as of the date on which they were made. Akero undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Media Contact:

Carolyn Hawley

Canale Communications

carolyn@canalecomm.com

619-849-5382

Investor Contact:

Christina Tartaglia

Stern Investor Relations

akero@sternir.com

212-362-1200